SOURCE DIRECT HOLDINGS, INC.
                              A Nevada Corporation



                        38,261,126 Shares of Common Stock
                             no par value per share

This prospectus relates to the resale of up to 38,261,126 shares (the "Shares") of common stock of Source Direct Holdings, Inc., a Nevada corporation. Thirty of our shareholders, listed in the section "Summary of the offering" (the "Selling Shareholders") are offering all of the Shares covered by this prospectus. We are not selling any shares under this prospectus. The Selling Shareholders will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds.

                            -------------------------

         Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------

         Source Direct Holdings, Inc., common stock is quoted on the OTC Bulletin Board and trades under the symbol "SDRT." The last reported sale price of our common stock on the OTC Bulletin Board on April 26, 2005, was approximately $0.25 per share. Nevertheless, the Selling Shareholders do not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer their Shares through any type of public or private transactions.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                                  June 23, 2005

         SOURCE DIRECT HOLDINGS, INC. ("SOURCE DIRECT"), HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

         SOURCE DIRECT HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, SOURCE DIRECT, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT. IN THIS PROSPECTUS, REFERENCES TO "SOURCE DIRECT," "THE COMPANY," "WE," "US," AND "OUR," REFER TO SOURCE DIRECT HOLDINGS, INC., AND ITS SUBSIDIARIES.

                                TABLE OF CONTENTS

Summary about Source Direct and this offering.................................2
Risk factors..................................................................5
Use of proceeds...............................................................7
Determination of offering price...............................................7
Selling Shareholders..........................................................7
Plan of distribution.........................................................11
Regulation M.................................................................12
Legal Proceedings............................................................13
Directors, executive officers, promoters and control persons.................13
Security ownership of certain beneficial owners and management...............14
Description of common stock..................................................14
Commission's position on indemnification for Securities Act liabilities......15
Certain relationships and related transactions...............................15
Description of business......................................................16
Recent Developments..........................................................20
Management's discussion and analysis or plan of operation....................21
Forward-looking statements...................................................24
Description of Property......................................................24
Market for common equity and related stockholder matters.....................25
Executive compensation.......................................................26
Index to financial statements ...............................................27
Changes in and disagreements with accountants on accounting
        and financial disclosure.............................................27


                  Summary about Source Direct and this offering

Source Direct

     Source Direct, Inc. ("SDI"), was incorporated under the laws of the State of Idaho on July 8, 2002. Since its inception, SDI has been in the business of promoting and marketing cleaning products and supplies, and developing new products.

         On October 14, 2003, SDI, the predecessor of the Company, merged with a wholly owned subsidiary of Global Tech Capital Corp. ("GTCC"), a publicly traded Nevada corporation which was incorporated on July 21, 1998. As a result of the merger, SDI was the surviving entity, and became a wholly owned subsidiary of GTCC. GTCC's name was then changed to Source Direct Holdings, Inc.

         References in these financial statements to the "Company" refer to Source Direct Holdings, Inc., and its subsidiary, Source Direct, Inc., unless otherwise stated.

Summary of Our Business

         We are an emerging company, which has acquired the formulas for two cleaning products. These products are Simply Wow(R) and Stain Pen(TM). The formulas for these products were developed by Deren Z. Smith, the President of Source Direct and one of its directors. Kevin Arave, the Secretary/Treasurer of Source Direct and a director, also assisted in the funding for the development of the formulas. Any and all rights and interests of these parties in and to the formulas or the trademarks were transferred to the Company for 11,500,000 shares each of the Subsidiary. These shares converted into 17,250,000 of the parent company as a result of the Merger. In addition to these two products we have developed a new product called Prompt(TM) that was introduced in August 2004.

         We own the trademarks to all three of our products but have not made application for any patents. Management believes it would be difficult, if not impossible, to duplicate the formulas for the Company's products. We maintain confidentiality agreements with all parties who have access to the formulas. Nevertheless, there is no assurance that someone could not duplicate the formulas and directly compete with the company. The cost of litigating the issue of illegal competition may preclude us from being able to protect the secrecy of the formulas.

     Our address is 4323 Commerce Circle, Idaho Falls, Idaho, 83401, and our telephone number is (208) 529- 4114.

         Additional information about Source Direct and our products can be found below in the Section "Description of Business."

Summary of the offering

         This prospectus, and the registration statement of which it is a part, register the resale of up to 38,261,126 shares (the "Shares") by twenty-five of our shareholders (the "Selling Shareholders"). All of the selling shareholders owned shares of our common stock as of the filing of this registration statement, and twenty-four of the Selling Shareholders also held warrants (the "Warrants") to purchase shares of our common stock. This prospectus and the registration statement of which it is a part registers the resale of both the shares held by the Selling Shareholders, as well as the shares underlying the Warrants. The ownership of shares and warrants is as follows:

Name                                     Number of Shares      Number of Warrants           Total Shares
                                                                                            and Warrants
International Mkt, Group                           2,000,000                        0                 2,000,000
NCP Enterprises                                    2,950,000                1,891,126                 4,841,126
Mark Miller                                          500,000                  500,000                 1,000,000
Darnell Browning                                     500,000                  500,000                 1,000,000
Integritas                                         1,000,000                1,500,000                 2,500,000
Asset Growth Strategies                            1,500,000                2,000,000                 3,500,000
Reyna Enterprises Inc.                               500,000                  500,000                 1,000,000
Jonquil International Inc.                           500,000                  500,000                 1,000,000
Robert Neises                                      1,000,000                1,000,000                 2,000,000
Darnell Motorsports                                  500,000                  500,000                 1,000,000
Amy Gardels                                           50,000                   50,000                   100,000
Ray Peterson                                         100,000                  100,000                   200,000
Kent Lott                                            200,000                  200,000                   400,000
Kerry Howell                                         100,000                  100,000                   200,000
Merlin Waddups                                        70,000                   70,000                   140,000
Dale Huftaker                                         50,000                   50,000                   100,000
Randy Trane                                           50,000                   50,000                   100,000
Brian Long                                            50,000                   50,000                   100,000
Tim Hooten                                            50,000                   50,000                   100,000
Southwest Ventures                                   100,000                  100,000                   200,000
Don Price                                          1,630,000                1,630,000                 3,260,000
Lloyed Bradshaw                                      100,000                  100,000                   200,000
Nyle Randall                                         160,000                  160,000                   320,000
Sussex Ave Partners                                  500,000                  500,000                 1,000,000
Corporate Capital                                  2,000,000                        0                 2,000,000
OmniCap Inc.                                       1,000,000                        0                 1,000,000
Confederated Capital Co.                             300,000                  300,000                   600,000
Gordon Sage                                          750,000                        0                   750,000
Rick Lyons                                           150,000                        0                   150,000
Benper S.A. de C.V.                                        0                7,500,000                 7,500,000
Totals                                            18,360,000               19,901,126                38,261,126

         The individuals and entities named above are the Selling Shareholders who will be selling the shares covered by this prospectus and the registration statement of which it is a part. The Selling Shareholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise, as described in the section entitled "Plan of Distribution." Additional information regarding each of the selling shareholders can be found below in the Section entitled "Selling shareholders."

         Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

                                  Risk Factors

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

The financial statements of the Company include a "going concern" limitation, and there is no guarantee that we will be able to continue to operate our business or generate revenues.

         The financial statements of the Company have been prepared based upon the assumption that it will achieve a level of profitable operations and/or obtain additional financing. We have not yet established a source of revenues sufficient to cover our operating costs and allow us to continue as a going concern. Since inception and through March 31, 2005, we have had accumulated losses totaling approximately $1,003,237. Also, as of March 31, 2005, we had limited operating history. If we are unable to generate revenues or obtain additional financing prior to the use of our current cash resources, we may be required to cease operations.

We have a limited operating history and may require additional funding, which could result in dilution of the interests of investors who purchase shares in connection with this offering.

         We have only recently commenced our principal business operations and therefore have only a limited operating history. We have experienced significant losses since inception and have generated only limited revenues. There is no assurance that we will ever achieve full operations or that we will ever be profitable. Further, there is no assurance that our cash funds will be sufficient to continue operations or to meet our cash requirements for the remainder of the next fiscal year. We likely will require further funding. We presently have no agreements or arrangements for such additional funding. If we are unable to obtain such funding, or are unable to obtain funding on terms that are satisfactory, we could be required to severely cut back or cease operations.

         Additionally, such funding could involve our issuing additional shares of our common stock or debt instruments that are convertible into shares of our common stock. Any issuances of additional shares will result in dilution of the interests of our shareholders, including any investors who purchase shares in connection with this offering.

We have not applied for a patent on our products, and as such, we do not have the protection that the patent laws afford to patented products.

         We have not made application for a patent on either of our products. Presently, our management believes it would be difficult, if not impossible, to duplicate the formulas for our products. We maintain confidentiality agreements with all parties who have access to our formulas and other trade secrets. Nevertheless, there is no assurance that someone could not duplicate the formulas and directly compete with us. The cost of litigating the issue of illegal competition may preclude us from being able to protect the secrecy of our formulas or other trade secrets. Public disclosure or availability of our formulas could have a material adverse impact on our operations and our ability to sell our products.

The loss of the services of current management would have a material negative impact on our business and operations.

         We will be dependent on our current management, which includes the developer of the formulas, for the foreseeable future. The loss of the services of any member of this management group could have a material adverse effect on our operations and prospects. At present, we do not have employment agreements or other agreements with management which would prevent them from leaving and competing with us. We have not obtained "key man" insurance policies on any member of management. As such, the loss of the services of any of our current management could have material adverse impact on our operations and our business.

We will be in competition with a number of other companies, which may be better financed than we are.

         The market for cleaning products is intensely competitive, and historically has been dominated by a small number of large, well-established, and well-financed companies. Many of these companies compete directly with us and our products, and have longer operating histories and greater financial, technical, sales and marketing resources than we do. In addition, we also face competition from potential new entrants into the market who may develop new cleaning products. There can be no that we will be able to compete successfully against current and future competitors or that competitive pressures will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business. Additionally, there can be no guarantee that the life cycle of any of our products will be sufficient for us to realize profitability.

There is little active public market for our common stock, which may make an investment in our common stock illiquid, and difficult to sell or transfer.

         Although our common stock is quoted on the OTC Bulletin Board under the ticker symbol SDRT.OB, there is currently little active trading of the stock and no assurance that trading volume will increase in the future. Therefore, the nature of our common stock is extremely illiquid. The shares of our common stock offered in connection with this offering are appropriate only for an investor who has no need for liquidity in the shares and who has adequate means of providing for his or her current needs and contingencies, even if the receipt of such shares results in a total loss to the shareholder.

Because of the historical market price of our shares, our common stock is designated as penny stock.

         Our shares are designated as "penny stock" and thus may be more illiquid. The SEC has adopted certain rules (Rules 15g-2 through l5g-6 of the Exchange Act) which regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Because shares of our common stock are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of shareholders to sell their stock in any secondary market.

The market for the Company's shares is volatile, and there can be no guarantee as to price performance of the shares.

         The over-the-counter market for securities, such as the one on which our common stock is quoted, has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations as well as other factors, such as market acceptance of our products, and trends in the cleaning products industry, and the investment markets generally, as well as economic conditions and quarterly variations in its results of operations, may adversely affect the market price of our common stock.

Future issuances of stock could adversely affect holders of the Company's common stock.

         Our Board of Directors is authorized by our articles of incorporation and our bylaws to issue up to 100,000,000 shares of common stock, of which 74,281,400 shares were outstanding as of June 10, 2005, which can be issued without shareholder approval. Additional common stock may be issued or reserved for issuance on terms and at prices as may be determined by the Board of Directors. Among other things, such authority may make it more difficult for a person to acquire or take over the Company. In turn, this may make it less likely that holders of common stock will receive a premium price for their shares in any attempted take-over transaction.

There may be additional unknown risks which could have a negative effect on us and our business.

         The risks and uncertainties described in this section are not the only ones facing Source Direct. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

         Any of the Shares sold under this prospectus are being offered and sold by the Selling Shareholders or their pledgees, donnees, transferees, or other successors in interest. We will not sell any shares under this prospectus or receive any proceeds from sales by the Selling Shareholders.

         We used the proceeds of the sales of certain of the Shares to the Selling Shareholders for general corporate purposes, including working capital, purchase of inventory and materials, property improvements, repayment of outstanding obligations, marketing activities, and product development.

                         Determination of Offering Price

         The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have a limited operating history, the price of our common stock may not be based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                              Selling shareholders

         Ten of our investors are the Selling Shareholders in connection with this prospectus and the registration statement of which it is a part. This prospectus, and the registration statement of which it is a part, cover the shares issued to the Selling Shareholders, as well as shares underlying the Warrants issued to certain of the Selling Shareholders. Details of when each of the Selling Shareholders received his or her shares are as follows:

Investors purchasing in private offering

         We conducted a private offering (the "Private Offering") of shares of our common stock and warrants from September 2004 through February 2005. The purchase price of the shares was $0.10 per share, and the Warrants each have an exercise price of $0.125 per share. The Warrants are exercisable at any time through three years from the date of purchase. The following Selling Shareholders obtained the Shares and Warrants in the Private Offering: NCP Enterprises; Mark Miller; Darnell Browning; Robert Nieses; Amy Gardels; Ray Peterson; Kent Lott; Kerry Howell; Merlin Waddups; Dale Huffaker; Randy Trane; Brian Long; Tim Hooten; Don Price; Southwest Ventures; Asset Growth Strategies; Lloyed Bradshaw; and Confederated Capital Co.

Other issuances

     The following shareholders obtained their shares and Warrants in other private transactions, separate and apart from the Private Offering:
International Mkt. Group; Integritas; Asset Growth Strategies; Reyna Enterprises; Jonquil International; Darnell Motorsports; Nyle Randall; Sussex Ave. Partners; Corporate Capital; OmniCap, Inc.; Gordon Sage; Benper S.A. de C.V., and Rick Lyons.

         To the best of our knowledge, none of the Selling Shareholders owns shares of our common stock other than those described in the table below.

         The following table provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders and the number of our shares registered for sale in this prospectus. This prospectus and the registration statement of which it is a part covers the resale of up to 13,780,000 shares of our common stock.

         The following information is not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.



                                                  Percentage of        Number of            Number of           Percentage of
                            Shares of             Common Stock         Shares of            Shares of           Common Stock
Name of Selling             Common Stock          Owned by             Common Stock         Common Stock        Beneficially
Shareholder                 Offered               Selling              Registered           Owned After         Owned After the
                            Hereunder             Shareholder (1)      Hereunder (2)        Offering (3)        Offering (3)
------------------------  --------------------  -----------------  ----------------------  ----------------  ---------------------
NCP Enterprises                 4,841,126 (4)           6.52%             4,841,126 (4)             0                  0%
Darnell Browning                1,000,000 (5)           1.35%             1,000,000 (5)             0                  0%
Mark Miller                     1,000,000 (6)           1.35%             1,000,000 (6)             0                  0%
Integritas                      2,500,000 (7)           3.37%             2,500,000 (7)             0                  0%
Reyna Enterprises               1,000,000 (8)           1.35%             1,000,000 (8)             0                  0%
Jonquil International           1,000,000 (9)           1.35%             1,000,000 (9)             0                  0%
Asset Growth Strategies        3,500,000 (10)           4.71%            3,500,000 (10)             0                  0%
Gordon Sage                      750,000 (11)           1.01%              750,000 (11)             0                  0%
Nyle Randall                     320,000 (12)           0.43%              320,000 (12)             0                  0%
Rick Lyons                       150,000 (13)           0.20%              150,000 (13)             0                  0%
Robert H. Neises               2,000,000 (14)           2.69%            2,000,000 (14)             0                  0%
Darnell Motorsports            1,000,000 (15)           1.35%            1,000,000 (15)             0                  0%
Amy Gardels                      100,000 (16)           0.13%                   100,000             0                  0%
Ray Peterson                     200,000 (17)           0.27%                   200,000             0                  0%
Kent Lott                        400,000 (18)           0.54%                   400,000             0                  0%
Kerry Howell                     200,000 (19)           0.27%                   200,000             0                  0%
Merlin Waddups                   140,000 (20)           0.19%                   140,000             0                  0%
Dale Huffaker                    100,000 (21)           0.13%                   100,000             0                  0%
Randy Trane                      100,000 (22)           0.13%                   100,000             0                  0%
Timothy Hooten                   100,000 (23)           0.13%                   100,000             0                  0%
Brian Long                       100,000 (24)           0.13%                   100,000             0                  0%
Southwest Ventures               200,000 (25)           0.27%                   200,000             0                  0%
Don Price                      3,260,000 (26)           4.39%                 3,260,000             0                  0%
Lloyed Bradshaw                  200,000 (27)           0.27%                   200,000             0                  0%
Sussex Ave. Partners           1,000,000 (28)           1.35%                 1,000,000             0                  0%


                                        8




Sussex Ave. Partners           1,000,000 (28)           1.35%                 1,000,000             0                  0%
Confederated Capital Co.         600,000 (29)           0.81%                   600,000             0                  0%
Intenational Mkt. Group        2,000,000 (30)           2.69%                 2,000,000             0                  0%
Corporate Capital              2,000,000 (31)           2.69%                 2,000,000             0                  0%
OmniCap, Inc.                  1,000,000 (32)           1.35%                 1,000,000             0                  0%
Benper S.A. de C.V.            7,500,000 (33)          10.10%                 7,500,000             0                  0%
---------------------

     (1) The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

     (2) The registration statement of which this prospectus is a part covers the resale of up to 15,780,000 shares of common stock issued or issuable upon exercise of the Warrants by the Selling Shareholders.

     (3) Assumes the resale of all of the shares, including shares underlying the Warrants, issued to each Selling Shareholder. There is no assurance that the any of the Selling Shareholders will sell any or all of the shares offered hereby. This number and percentage may change based on the Selling Shareholders' decision to sell or hold the shares.

     (4) Consisting of 2,950,000 shares and 1,891,126 shares underlying Warrants which are presently exercisable.

     (5) Consisting of 500,000 shares and 500,000 shares underlying Warrants which are presently exercisable.

     (6) Consisting of 500,000 shares and 500,000 shares underlying Warrants which are presently exercisable.

     (7) Consisting of 1,500,000 shares and 1,500,000 shares underlying Warrants which are presently exercisable.

     (8) Consisting of 500,000 shares and 500,000 shares underlying Warrants which are presently exercisable.

     (9) Consisting of 500,000 shares and 500,000 shares underlying Warrants which are presently exercisable.

     (10) Consisting of 1,500,000 shares and 2,000,000 shares underlying Warrants which are presently exercisable.

     (11) Consisting of 750,000 shares.

     (12) Consisting of 160,000 shares and 160,000 shares underlying Warrants which are presently exercisable.

     (13) Consisting of 150,000 shares.

     (14) Consisting of 1,000,000 shares and 1,000,000 shares underlying Warrants which are presently exercisable.

     (15) Consisting of 250,000 shares and 250,000 shares underlying Warrants which are presently exercisable.

     (16) Consisting of 50,000 shares and 50,000 shares underlying Warrants which are presently exercisable.

     (17) Consisting of 100,000 shares and 100,000 shares underlying Warrants which are presently exercisable.

     (18) Consisting of 200,000 shares and 200,000 shares underlying Warrants which are presently exercisable.

     (19) Consisting of 100,000 shares and 100,000 shares underlying Warrants which are presently exercisable.

     (20) Consisting of 70,000 shares and 70,000 shares underlying Warrants which are presently exercisable.

     (21) Consisting of 50,000 shares and 50,000 shares underlying Warrants which are presently exercisable.

     (22) Consisting of 50,000 shares and 50,000 shares underlying Warrants which are presently exercisable.

     (23) Consisting of 50,000 shares and 50,000 shares underlying Warrants which are presently exercisable.

     (24) Consisting of 50,000 shares and 50,000 shares underlying Warrants which are presently exercisable.

     (25) Consisting of 100,000 shares and 100,000 shares underlying Warrants which are presently exercisable.

     (26) Consisting of 1,630,000 shares and 1,630,000 shares underlying Warrants which are presently exercisable.

     (27) Consisting of 100,000 shares and 100,000 shares underlying Warrants which are presently exercisable.

     (28) Consisting of 500,000 shares and 500,000 shares underlying Warrants which are presently exercisable.

     (29) Consisting of 300,000 shares and 300,000 shares underlying Warrants which are presently exercisable.

     (30) Consisting of 2,000,000 shares.

     (31) Consisting of 2,000,000 shares.

     (32) Consisting of 1,000,000 shares.

     (33) Consisting of 7,500,000 shares underlying Warrants which are presently exercisable.

         For the Selling Shareholders who are not natural persons, the individuals with voting or investment control are as follows:

         Selling Shareholder                         Name of Natural Person(s)

         NCP Enterprises                             Dale Phillips
         Integritas                                  Phil Flynn
         Reyna Enterprises                           Brian Neary
         Jonquil International                       Jennifer Wolter
         Asset Growth Strategies                     James Hunter
         Darnell Motorsports                         Bay Darnell
         Southwest Ventures                          Larry Kohler
         Sussex Ave. Partners                        Barry R. Clark
         Confederated Capital Co.                    Robert J. Palcowski
         International Marketing Group               John King
         Corporate Capital                           Nancy Lake
         OmniCap, Inc.                               Vicky Hunter
         Benper S.A. de C.V.                         Louis Salinas

                              Plan of Distribution

         Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

          o a block trade in which a broker-dealer engaged by a Selling Shareholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

          o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

          o ordinary brokerage transactions in which the broker solicits purchasers; and

          o    privately negotiated transactions.

         In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered by this prospectus in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell the Shares short and redeliver the Shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         We have advised the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the appropriate Selling Shareholder. A Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Shares.

         We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 2 years from the date of the last advance under the Second Equity Line Agreement. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

         The Selling Shareholders are not obligated to sell any or all of the Shares covered by this prospectus.

         In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

                                  Regulation M

         We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

         We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

                                Legal Proceedings

         None.


Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

         The following table sets forth information concerning the directors and officers of Source Direct and their ages and positions. Each director holds office until the next annual stockholders' meeting and thereafter until the individual's successor is elected and qualified. Officers serve at the pleasure of the board of directors.

NAME                     AGE               POSITION

Deren Z. Smith           34               President and Director
Kevin Arave              46               Secretary/Treasurer and Director
Gordon Sage              63               Vice-President of Sales

     Deren Z. Smith became the President of Source Direct Holdings, Inc., in connection with the merger in October 2003, and has been employed as the President of the Subsidiary since July 2002. From 1994 until 1996 he was employed by Holland Chemical Inc. From 1996 until 2001 Mr. Smith was employed by Car Wash Detergent Manufacturers. Mr. Smith filed for personal bankruptcy protection in 1999 under Chapter 7 in the US Bankruptcy Court for the District of Colorado and was discharged in 2000.

         Kevin Arave became the Secretary/Treasurer of Source Direct Holdings, Inc., in connection with the merger in October 2003, and has been employed as Secretary and as director of logistics of the Subsidiary since July 2002. From February 2000 until June 2003 he was employed as manager for Safety & Environmental Products, a distributor of gloves and safety items. From 1996 until 2003 he was the owner of Intermountain Health & Safety, a distributor of gloves and safety equipment. Mr. Arave filed for personal bankruptcy protection under Chapter 7 in 2000 in the US Bankruptcy Court for the District of Idaho and was discharged that same year.

         Gordon Sage was appointed as Vice-President of Sales of Source Direct Holdings, Inc. Mr. Sage has been a consultant to our company to secure the placement of the company's products in retail accounts, including private labeling of our products since October 2003. He has also been involved in establishing a pricing list and product information. He has been responsible for hiring brokers and consultants to market our products. Since October 2003 he has devoted approximately 90% of his time to the business of our subsidiary Source Direct, Inc. Since June 1995 he has also been a regional sales manager for LifeSmart Nutrition Inc., a vitamin marketing company.

         During the last five years, no officers or directors (except as noted above) have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

Indemnification

         Nevada law provides, among other things, that we may indemnify our officers or directors so that they are not personally liable to us or to our stockholders for damages arising from the officer or director's functioning as an officer or director of the Company, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) breach of fiduciary duty. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.


         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 10, 2005, the name and shareholdings of each person who owns of record, or was known by us to own beneficially,* 5% or more of the shares of the common stock currently issued and outstanding; the name and shareholdings, including options to acquire the common stock, of each director; and the shareholdings of all executive officers and directors as a group. Unless otherwise noted, The person's business address is c/o Source Direct Holdings, Inc., 4323 Commerce Circle, Idaho Falls, Idaho, 83401.



Name of Person                                  Number of Shares Owned    Percentage of Ownership
--------------
Deren Smith                                         17,167,000                  23.11%
Kevin Arave                                         16,250,000                  21.88%
Officers and Directors as a Group                   33,417,000                  44.99%
(2 persons)

* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

                           Description of Common Stock

         We are authorized to issue 100,000,000 shares of our common stock, no par value per share. As of June 10, 2005, we had outstanding 74,281,400 shares of common stock.

         Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

         We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

         We have elected not to be governed by the terms and provisions of the Nevada Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Penny Stock Rules

         Because of the market price at the time this prospectus was filed, our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

         Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

     Commission's Position on Indemnification for Securities Act Liabilities

         Nevada law provides, among other things, that we may indemnify our officers or directors so that they are not personally liable to us or to our stockholders for damages arising from the officer or director's functioning as an officer or director of the Company, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) breach of fiduciary duty. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 Certain Relationships and Related Transactions

         Deren Smith and Kevin Arave, directors and officers of the Parent Company and the Subsidiary, received 11,500,000 and 10,833,333 shares, respectively, for transferring to the Subsidiary the formulas and related rights used by the Subsidiary. These shares were converted into 17,250,000 and 16,250,000 shares, respectively, of the common stock of the parent upon consummation of the Merger. The transfer of these assets was not transacted at arm's length because both parties were the only directors of the Subsidiary at the time of the transaction. Messrs. Smith and Arave are both founders of the Subsidiary.

         Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.

                             DESCRIPTION OF BUSINESS

         We are an emerging company, which has acquired the formulas for two cleaning products. These products are Simply Wow(R) and Stain Pen(TM). The formulas for these products were developed by Deren Z. Smith, the President of Source Direct and one of its directors. Kevin Arave, the Secretary/Treasurer of Source Direct and a director, also assisted in the funding for the development of the formulas. Any and all rights and interests of these parties in and to the formulas or the trademarks were transferred to the Company for 11,500,000 shares each of the Subsidiary. These shares converted into 17,250,000 of the parent company as a result of the Merger with Global Tech Capital Corp. in October 2003. In addition to these two products, we have developed a new product called Prompt(TM) that was introduced in August 2004. In May 2005, we received an additional registered trademark for Works On The Spot(R).

         We own the trademarks to all three of our products but have not made application for any patents. Management believes it would be difficult, if not impossible, to duplicate the formulas for the Company's products. We maintain confidentiality agreements with all parties who have access to the formulas. Nevertheless, there is no assurance that someone could not duplicate the formulas and directly compete with the company. The cost of litigating the issue of illegal competition may preclude us from being able to protect the secrecy of the formulas.

PRODUCTS

Simply Wow(R)

         Simply Wow(R) is an all-purpose cleaner that safely and effectively cleans any washable surface. Simply Wow(R) is developed with nonionic surfactants that contain penetrating and suspending agents that dissolve the toughest grease, protein, dirt, and oil stains. The product is a water-based, multipurpose, biodegradable, nontoxic degreaser with a pleasant lemon fragrance that effectively replaces flammable or combustible solvent cleaners. It contains no hazardous solvents or acidic-type chemicals, and its formulation safely accomplishes the cleaning that previously required solvent or acid cleaners, which exposed the user and the environment to the inherent hazards of such chemicals. We recently introduced a new version of this cleaning product called Simply Wow(R) All Organic Multi-Purpose Cleaner Degreaser to meet the demand of ecologically friendly consumers.

         The following are what we believe to be specific advantages of using Simply Wow(R):

          o    It  is  designed   with   nonionic   surfactants   and   wetting,
               penetrating, and suspending agents to dissolve the toughest grease, protein, dirt and oil stains.

          o It replaces most or all cleaners in a person's home and can be used to clean stains on walls, cars, etc.

          o It will keep carpets cleaner longer by removing previously uncleanable spots.

          o    It  is   biodegradable   and   nontoxic,   making  this   product
               environmentally safe and friendly.

          o It removes all types of spots and stains including ink, permanent marker, fingernail polish, scuff marks, crayon, coke, coffee, tea, grease, oil, mildew, pet stains and food stains from materials ranging from clothing to upholstery.

Stain Pen(TM)

         Stain Pen(TM) is an on-the-spot stain remover. The convenient size makes it easy to keep at home, in the car, or at the office. This product has a proprietary formula that safely removes food stains, oil paint (wet or dry), makeup, wine, blood, grass stains, grease, coffee and tea stains and copy machine stains with no harmful fumes or large quantities of liquid to spill. Stain Pen(TM) works simply by applying a small amount of stain pen solution to the stain and applying a damp cloth.

Prompt(TM)

         Prompt(TM) is a multi-purpose, low foaming, non-toxic, biodegradable industrial strength cleaner for multiple commercial and industrial cleaning applications. It is a non-hazardous, user friendly, VOC (Volatile Organic Compounds) compliant product and is highly effective in many commercial cleaning applications. Prompt's proprietary formulation encapsulates dirt and oil in many industrial applications that include: floors, walls, metal fabricating equipment, smoke and fire damage, as well as equipment restoration.

Future Products

         We have also completed development of formulas for other proprietary cleaning products, which we intend to introduce to the market in the future under private label. These products include an automotive vinyl protector and cleaner, an all-purpose automotive wheel cleaner, an automotive engine cleaner, and a liquid laundry product.

         We are subject to risks that existing or new manufacturers could develop new or better products than the ones offered by us. While we devote a portion of our funds to on-going research and development, the amount of our funding in this area is extremely limited when compared to the manufacturers of products, which compete with ours. We believe that most other companies in the household cleaning industry are significantly better funded than are we and devote significantly more funds to developing new, or improving existing, products which compete with ours.

PRODUCT PRODUCTION

         We do not currently produce our products in-house except for Stain Pen(TM), which is produced in our facility. We believe that the production facility, which has agreed to manufacture our other products, would be adequate to produce our products in sufficient quantities to meet any anticipated future needs. We have not secured any form of financing for significant production of our products. We will attempt to secure funding either from private sources or through a bank loan or factoring arrangement. There is no assurance that we will be able to obtain any of these sources of financing, or that if we could obtain it that the financing terms would be favorable to the company.

PRODUCT DISTRIBUTION

         The most critical phase of our operations is the marketing of our products. We market our products using both current management personnel and outside independent marketing companies. We currently have several outside marketing arrangements, which we consider significant. These agreements are with the following organizations:

         o         Marden Distribution, Inc.,
         o         Integritas, Inc.,
         o         Media Corp Worldwide,
         o         Fusion Packaging Solutions, Inc.,
         o         Impact Sales, Inc.,
         o         Morgan & Sampson SCA,
         o         New Frontier Marketing, Inc. and
         o         Daymon Associates, Inc.

         The Marden Agreement grants Marden Distribution, Inc. the exclusive right to distribute our products to Wal-Mart(R), Sam's Club(R), and ACE Hardware(R). Marden is an approved vendor with these retail organizations. We believe that the ability of Marden to present our products to these national chains will reduce the cost to the company.

         Our agreement with Marden is exclusive in the sense that no one else can market Simply Wow(R), Stain Pen(TM), and derivatives of these products such as our engine cleaner, upholstery cleaner, and wheel cleaner, to Wal-Mart(R), Sam's Club(R), or ACE Hardware(R). We have agreed to pay Marden a flat percentage fee based on the gross "sell-in" price to each retailer based on the wholesale cost of the goods sold to the retailer, plus the flat percentage amount. Marden has agreed to pay all of the costs and expenses associated with the marketing and distribution of the products to the retailers. We have agreed to maintain product liability insurance, which we currently have in place, and to hold Marden harmless from any liability associated with the use of our products.

         The Integritas agreement provides that Integritas, Inc., will provide product distribution, customer relations, and investor relations services.

         The Media Corp agreement grants Media Corp Worldwide exclusive direct response "As Seen on TV" commercial marketing. Media Corp Worldwide will create infomercial advertising for Source Direct's proprietary cleaning products, and will work to further market its proprietary product lines Simply Wow(R) and Stain Pen(TM) on television only.

         In September 2004, we signed two additional agreements with Media Corp Worldwide. The first, designated as the "QVC Agreement," extends the marketing relationship between the Company and Media Corp. The QVC Agreement grants to Media Corp the exclusive right to sell the Company's products to the QVC Home Shopping Network. The second, designated the Mail Order Catalog Agreement (the "Catalog Agreement"), granted to Media Corp the exclusive right to sell the products to mail order catalog companies within the United States.

         The Fusion Packaging Solutions agreement is an exclusive mass merchandising and co-branding distribution agreement. Fusion Packaging Solutions, Inc., has a proprietary solution called Pig Spit(R). Pig Spit(R) was introduced at the Sturgis Motorcycle Rally in 1994 and has won the respect of motorcycle enthusiast around the world. Pig Spit(R) makes black wrinkle and powder coat finishes look like new. It wicks into hard-to-reach areas like motor fins and transmissions and eliminates wax stains. Pig Spit(R) is available at most Harley Davidson(R) motorcycle shops in the U.S. and will now be made available exclusively for distribution to mass merchandisers through Source Direct Holdings, Inc., and marketed under the co-branded name of Simply Wow(R) Pig Spit(R).

         The Impact Sales agreement grants Impact Sales, Inc., the distribution rights for all Source Direct proprietary cleaning products to more than 6,800 grocery retailers in the United States, including Albertsons, Inc.(R); Kroger Co.(R); and Safeway, Inc.(R). Impact Sales has been servicing large national retail grocery accounts for more than 20 years and employs more 200 sales associates from their 13 offices in California, Colorado, Florida, Idaho, Illinois, Oregon, Utah, and Washington.

         The Morgan & Sampson agreement grants Morgan & Sampson SCA the exclusive marketing and distribution rights to Source Direct's proprietary Stain Pen(TM) Twin Pack to more than 5,000 grocery retailers in the Western United States and Hawaii. In January 2005, through this agreement, we have begun shipments of our Stain Pen(TM) product to all Safeway(R) stores and Kmart Super Centers(R) nationwide.

         The New Frontier Marketing agreement authorizes New Frontier Marketing, Inc., to act as principal agent for all the Source Direct proprietary cleaning products to all United Natural Foods, Inc. ("UNFI"), and grocery trade customers in the Northwest region. UNFI is the largest publicly traded wholesale distributor to the natural and organic foods industry. Carrying more than 43,000 SKUs, the company supplies over 21,000 customers nationwide and services a wide variety of retail formats including super natural chains, independent natural products retailers and conventional supermarkets located in Washington State, Oregon, Montana, Idaho and Alaska.

         The Daymon Associates broker contract designates Daymon Associates, Inc. as the exclusive sales agent and broker in connection with all sales and/or contracts for merchandise designated to Costco(R) Warehouses in the following regions:

         -        Domestic: Bay Area; Los Angeles Region; Midwest Region;
                  Northeast Region; Northwest Region; San Diego Region; Southeast Region; Texas Region; Mexico Region; Eastern Canada Region; and the Western Canada Region.

         -        International: Japan; Korea; Taiwan; and United Kingdom.

         The Agreement provides that the Company will pay to Daymon a commission on the Company's products sold, shipped, and invoiced to Costco(R) within the above-defined territory. The Commissions paid will be based on the gross amount of sales generated, defined as the amount of the invoice, less any cash discounts. The Company agreed to pay a 3% commission.

         Under the Agreement, Daymon agreed to devote its efforts to the sale of the Company's products during the term of the agreement, which is one year, with automatic one-year renewals unless terminated by either party on 90 days' written notice. Daymon agreed to provide weekly sales data, by location, as well as analytical reviews of such data. Daymon agreed to devote adequate facilities and personnel to perform the services required in the Agreement.

         In addition to the above agreements, we also utilize internal marketing efforts to advertise and distribute our products. We recently became a title sponsor on a NASCAR sponsorship agreement with Erik Darnell and Darnell Motor Sports for the 2004 and 2005 NASCAR racing seasons.

         In January 2005 our internal marketing staff contracted with Bi-Mart Membership Discount Stores. The Company has begun shipments of our proprietary 3 ounce Stain Pen(TM) to all Bi-Mart Membership Discount Stores throughout the northwest region.

         Bi-Mart stores are membership-only stores, which means that customers must join Bi-Mart or be a guest of a member before shopping with them. Bi-Mart currently has over one million members at more than 60 stores in Washington, Oregon, and Montana, with plans to continue aggressive expansion throughout the greater Northwest. Each store is approximately 30,000 square feet and deals mainly in hard goods in the following departments: photo, house-wares, sporting goods, automotive, hardware, health & beauty, toys, clothing/shoes, beer/food/wine, and a full service pharmacy.

         In May 2005 we will be introducing our new Simply Wow(R) All Organic Multi-Purpose Cleaner Degreaser and Stain Pen(TM) at the 60th annual National Hardware Show(R) and Lawn & Garden World(R). The National Hardware Show(R) and Lawn & Garden Expo is an annual gathering that connects hundreds of retailers, dealers, wholesalers, distributors, and manufacturers from 50 states and 80 countries to the home marketplace by showcasing products, building relationships and educating the industry through insightful conference sessions, seminars, and research.

Significant Customers

         Through June 30, 2004, we received the majority of our revenues through sales of our products by three divisions of Albertsons: the Salt Lake division, the Denver division, and the Phoenix division. We believe that we have a good relationship with these divisions, two of which have continued to order and purchase products from us. Additionally, subsequent to June 30, 2004, we have received purchase orders from additional divisions of Albertsons. Also, we have received orders in excess of $40,000 from ATA Retail Services. Further, we have received orders from Marden Inc., for distribution into the new Wal-Mart Motorcycle Modular. We continue to develop many different outlets for our unique line of products.

Principal Suppliers

     The principal suppliers of the raw materials we use to manufacture our products include Michelman Incorporated, Norman Fox & Co., Chemcentral Inc., and VoPak USA. We believe that we have good relationships with our suppliers.

COMPETITION

         The market for cleaning products is intensely competitive and dominated by a small number of large, well- established and well-financed companies. All of the competitors have longer operating histories and greater financial, technical, sales and marketing resources than does the Company. In addition, we also face competition from potential new entrants into the market who may develop new cleaning products. We cannot guarantee that the

Company will be able to compete successfully against current and future competitors or that competitive pressures will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business. We also cannot guarantee that the life cycle of the products of the Company will be sufficient for it to realize profitability.

TRADEMARKS AND WEBSITES

         We currently own the following trademarks and web domains:

         Trademarks:

                  Simply Wow(R)
                  Stain Pen(TM)
                  Prompt(TM)
                  Works On The Spot(R)

         Web Domains:

         o         http://www.simplywow.com (the Company's primary web site)
         o         http://www.worksonthespot.com
         o         http://www.multipurposecleaner.com
         o         http://www.stainpen.com
         o         http://www.stainstick.com
         o         http://www.laundrystain.com
         o         http://www.organicsimplywow.com

EMPLOYEES/CONSULTANTS

         We currently have five full time employees. A majority of our marketing and distribution efforts are handled through the distribution agreements noted above. Our production efforts are also mostly outsourced through our manufacturing arrangement.

         In July 2003 we entered into a one-year consulting agreement with Ageless Enterprises LLC, a Utah limited liability company. In the agreement, Ageless agreed to update our web site, design product literature and artwork, develop investor and sales packages, assist in investor relations, develop a pricing structure for our products, and assist in recruiting a product broker for our products. As consideration for these services, our subsidiary issued 2,500,000 shares of common stock to Ageless, which were converted into 3,750,000 shares of our common stock in the merger transaction with our company, which closed in October 2003. In addition, pursuant to the terms of the agreement, our Company paid Ageless $66,000 for the product marketing efforts set forth in the agreement. The Consultant agreed to pay for any expenses incurred in the development of the marketing program.

         Subsequent to June 30, 2004, we canceled the shares of common stock that we had issued to Ageless Enterprises.

Recent Developments

         The offices of Source Direct recently relocated to 4323 Commerce Circle, Idaho Falls, Idaho. The property consists of approximately 3,780 square feet of office space, and approximately 10,000 square feet of warehouse and manufacturing space. The Company anticipates that the new facilities will be suitable, appropriate, and adequate for its needs for the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

         From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project or projected," or similar expressions are intended to identify "forward-looking statements." Such statements are qualified in their entirety by reference to and are accompanied by the below discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.

         Management is currently unaware of any trends or conditions other than those mentioned in this management's discussion and analysis that could have a material adverse effect on the Company's consolidated financial position, future results of operations, or liquidity. However, investors should also be aware of factors that could have a negative impact on the Company's prospects and the consistency of progress in the areas of revenue generation, liquidity, and generation of capital resources. These include: (i) variations in revenue, (ii) possible inability to attract investors for its equity securities or otherwise raise adequate funds from any source should the Company seek to do so, (iii) increased governmental regulation, (iv) increased competition, (v) unfavorable outcomes to litigation involving the Company or to which the Company may become a party in the future (vi) a very competitive and rapidly changing operating environment, (vii) changes in business strategy, (viii) market acceptance of our products and, (ix) a failure to successfully market our products.

         The risks identified here are not all inclusive. New risk factors emerge from time to time and it is not possible for management to predict all of such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

         The financial information set forth in the following discussion should be read with the financial statements of Source Direct included elsewhere herein.

Financial Condition and Changes in Financial Condition

Overall Operating Results:

         We generated our first revenues during the quarter ended June 30, 2004. These revenues were generated from purchase orders from various Albertson's(R) stores and totaled $21,734 for the year ended June 30, 2004. We anticipate receiving additional orders from this source as well as from the other distribution agreements that are in place, but we can give no assurance that such sales will occur. Our cost of goods sold for these sales totaled $11,200, which resulted in a gross profit margin of $10,534 or 48.5% of sales.

         Operating expenses for the year ended June 30, 2004 totaled $549,104. Compensation related expenses were $160,770. Consulting fees associated with marketing, customer relations and public relations totaled $191,506. These expenses were incurred as a result of our efforts to gain market recognition and acceptance of our products. Other marketing related expenses were $26,281. Travel expenses incurred for product promotion and general business activities totaled $28,963. We incurred $40,802 in legal and accounting related expenses primarily as a result of the merger agreement preparations and related audits of the merger participants. The remaining expenses were incurred for general business purposes. We believe we will continue to incur substantial expenses for the near term as we increase our marketing efforts to introduce our products to the market.

         Operating expenses for the prior year ended June 30, 2003, totaled $23,235. All of the expenses relate to the business of the prior operations before the October 2003 merger, and we do not believe they have any significance on our current business operations or our future plans.

         We generated revenues from sales of our cleaning products of $120,711 during the quarter ended March 31, 2005. Sales for the nine months ended March 31, 2005 totaled $190,117. We had no sales for the prior year comparable periods as we were in our start up phase of operations. Our profit margins have continued to grow as a result of manufacturing efficiencies. We anticipate revenues to continue increasing through the various marketing agreements we have entered into during the past year.



                                                    Quarter ended                             Nine Months
                            ----------------------------------------------------------------------------------
                               March 31, 2005      December 31, 2004      September 30,     March 31, 2005
                                                                              2004
                            ------------------- ----------------------- ----------------- --------------------
Sales                       $          120,711  $              35,908   $        33,498   $          190,117
Cost of Goods Sold                      38,326                 15,657            18,119               72,102
                            ------------------- ----------------------- ----------------- --------------------
Gross Profit                            82,385                 20,251            15,379              118,015
Profit Margin                             68.2%                  56.4%             45.9%                62.1%

         Operating expenses for the quarter ended March 31, 2005 totaled $169,930. Compensation related expenses were $76,654. Travel and marketing expenses incurred for product promotion and general business activities totaled $23,776. We incurred $15,464 in legal and accounting related expenses as a result of the various marketing agreements we entered into and expenses related to fulfilling our filing requirements with the SEC. Research and development expenses totaled $1,337 for the quarter. The remaining expenses were incurred for general business purposes.

         Operating expenses for the nine-month period ended March 31, 2005, totaled $559,356. These expenses were incurred in connection with the start up costs related to our operations as well as compensation, legal and accounting fees, marketing and travel. We believe we will continue to incur substantial expenses for the near term as we increase our marketing efforts to introduce our products to the market.

         Operating expenses for the prior year quarter and nine month period ended March 31, 2004, totaled $100,858 and $427,588 respectively. Expenses incurred with the start up of our operation were approximately $101,000. All of the remaining expenses relate to the business of the prior operations before the October 2003 merger, and we do not believe they have any significance on our current business operations or our future plans.

Liquidity and Capital Resources:

         Since inception to March 31, 2005, we have funded our operations from the sale of securities and loans from shareholders.

         Source Direct, Incorporated, our operating subsidiary, conducted a non-public offering of its stock prior to the merger. The offering provided for the sale of up to 4,000,000 shares at $.075 per share for gross proceeds of $300,000. At the close of the offering, $300,000 in gross proceeds was received. We have utilized these funds for our various marketing and promotion efforts and general business activities as noted above.

         On or about March 22, 2004, we sold 1,600,000 shares of the parent company's restricted common stock at $0.094 per share to Mark E. Miller and Dennis N. Miller for gross proceeds of $150,000. The purchasers own Marden, Inc., an entity with whom we have an existing product distribution agreement.

         Since inception to December 31, 2004, we have funded our operations from the sale of securities and loans from shareholders.

         During the quarter ended December 31, 2004, we sold 3,005,000 shares of our common stock for total proceeds of $305,000. We utilized these funds for our various marketing and promotion efforts and general business purposes and activities.

         During the quarter ended March 31, 2005, we sold 949,600 shares of our common stock for total proceeds of $94,980. We have utilized these funds for our various marketing and promotion efforts and general business activities. Daren Nelson loaned the Company $35,000 during the quarter ended March 31, 2005.

         At March 31, 2005, we had cash balances of $1,312, and net working capital of $343,755. In addition, we had current trade account receivables of $103,574, which was generated from the various purchase orders for our products. Inventory of cleaning products amounted to $342,119. Our cash requirements for the next twelve months will depend significantly on the number of purchase orders we receive for our products and our ability to secure financing for these orders. We anticipate that we will be able to secure either a business loan or a factoring arrangement for any purchase order that exceeds our current ability to fund internally. However, we have no current agreements or arrangements, which would provide such funding. We have also not negotiated the terms of such funding and cannot provide any assurance that the terms will be favorable for the company. We are also unable to predict the number of orders for our products, or if we receive additional orders, the amount of operating profit such orders would generate. Therefore, we are unable to predict our future cash requirements until we secure additional purchase orders.

         On January 13, 2005, the Company entered into agreements to purchase a new headquarters building (the "Property"). The purchase price for the Property was $800,000. Pursuant to the terms of a promissory note (the "Note"), the Company is required to pay $5,882.19 on or before March 3, 2005, and the same amount on or before the third of each month thereafter. The Note bears interest at a rate of 8.5%, and matures and comes due on January 13, 2006. The Property consists of approximately 3,780 square feet of office space, and approximately 10,000 square feet of warehouse and manufacturing space. The Company anticipates that the new facilities will be suitable, appropriate, and adequate for its needs for the foreseeable future.

         We continue to perform research and development to improve our existing cleaning products and to provide new cleaning products. We anticipate that we will continue to spend funds for research and development during the next twelve months, but we are unable to predict or anticipate the total amount of these future research and development expenses. In many instances, new products are developed as a result of interest expressed by a potential retail client in similar or ancillary products to the ones initially presented. This may occur especially in our private label products. Many retail outlets require a set of related private label cleaning products before ordering any cleaning products. Such was the case in our automotive cleaning products. Our wheel cleaning and tire cleaning products were developed as a result of responses from potential clients for our automotive vinyl-cleaning product who required a set of automotive cleaning products rather than the single vinyl-cleaning product.

         Because we are in our startup phase, we believe we will need additional funding. We are assessing the possibilities for financing our business plan and trying to determine what sources of financing we might explore to raise the needed capital. We have no outside sources for funding our business plan at this time. We will need additional capital for any current or future expansion of our operations we might undertake. If we do not obtain funding, we will have to discontinue our current business plan. We do not believe traditional sources of funding such as bank loans would be available for these expenses, and therefore anticipate that if additional funding is required, such funding would be in the form of private lending arrangements or equity investment in the company.

Off-Balance Sheet Arrangements

         The Company has no off-balance sheet arrangements.

Plan of Operation

         The operating subsidiary has embarked on a two-fold growth program, which includes the following strategies and plans:

         Our plan of operation includes the implementation of a multi-pronged marketing strategy to distributors, retail stores, and cleaning professionals, and direct to consumers to position the Company to become a major supplier in the U.S. all-purpose cleaning solution market. Management's business model is to position the Company as an authority in this area, based on (i) its potential as a market innovator and future leader, (ii) careful attention to product quality, (iii) the Company's tested and proven products, (iv) its ethical business practices, and (v) the confidence of a large number of loyal consumers.

         We also intend to seek acquisitions of small, under-capitalized suppliers of cleaning products whose products would compliment or extend our product line, and which could be acquired readily to support the corporate objectives. We intend to acquire only companies whose market presence, product mix, and profitability meet certain acquisition criteria, and to incorporate their products into the existing product line or into lines of supporting or related products.

         In order to achieve the planned level of growth in both sales and profitability, we anticipate the need for a substantial amount of external capital, either from the sale of securities or incurring of debt, to permit us to execute the next stages of our business plan. We have no firm commitments or arrangements for this funding and there is no assurance that we will be able to secure the funding necessary to implement the business plan. Without adequate capital, we will have to curtail our operations, and will not be able to implement our business plan.

New Accounting Pronouncements

         Source Direct does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Source Direct's results of operations, financial position, or cash flow.

Forward-looking statements

         All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

                             Description of Property

         The offices of Source Direct are located at 4323 Commerce Circle, Idaho Falls, Idaho, 83401.

         On January 13, 2005, we purchased this location, which includes office space, as well as manufacturing and storage space.

         The Company entered into agreements with Nyle and Joann Randall (the "Randalls") for the purchase of the parcel of land located at 4323 Commerce Circle, Idaho Falls, Idaho, and the building located thereon (the "Property"). The purchase price for the Property was $800,000.

         The Company entered into a Note Secured by Deed of Trust (the "Note") and a Deed of Trust with the Randalls for payment of the purchase price. Pursuant to the terms of the Note, the Company is required to pay $5,882.19 on or before March 3, 2005, and the same amount on or before the third of each month thereafter. Any payment not made within 15 days of the due date will be assessed a late charge in the amount of $294.11. If no payment is made after a grace period of 15 days, the Randalls are required to give written notice to the Company of the deficiency, and the Company will then have 60 days to cure the deficiency.

         The Note bears interest at a rate of 8.5%, and matures and comes due on January 13, 2006.

         The Property consists of approximately 3,780 square feet of office space, and approximately 10,000 square feet of warehouse and manufacturing space. The Company anticipates that the new facilities will be suitable, appropriate, and adequate for its needs for the foreseeable future.

         We do not anticipate manufacturing our products in-house except for Stain Pen(TM). We have made arrangements with a facility to produce our other products and believe this facility well meet our production needs during the next twelve months. Therefore, we do not anticipate purchasing any plant or significant equipment at this time.

            Market for Common Equity and Related Stockholder Matters

MERGER AGREEMENT

         On October 14, 2003, the closing of the Agreement and Plan of Merger dated September 29, 2003, (the "Merger Agreement") with Global-Tech Capital Corp. ("GTCC") and Source Direct, Incorporated, an Idaho corporation, ("SDI") was held. As a result of the closing, a newly created and wholly owned subsidiary of GTCC was merged into SDI, and the shareholders of SDI received 1.5 shares of GTCC common stock for each outstanding share of SDI. Also as a result of the closing, George Polyhronopoulos and David Mallo resigned as directors and officers of GTCC; Deren Z. Smith was appointed a director and president of GTCC and Kevin Arave was appointed a director and secretary/treasurer of GTCC. The appointment of Mr. Smith and Mr. Arave as directors was designated by SDI as provided in the Agreement. As a result of the merger, the shareholders of SDI exchanged all of the outstanding shares of SDI for 63,030,000 shares, or approximately 84%, of the stock of GTCC. Immediately prior to closing, GTCC had 12,151,400 shares outstanding. As a result of the closing, and the issuance of the shares to the shareholders of SDI, of the Company's common stock had 75,181,400 common shares outstanding. In connection with the merger, GTCC's name was changed to Source Direct Holdings, Inc. SDI is a wholly owned subsidiary of Source Direct Holdings, Inc. As of June 10, 2005, there were 74,281,400 shares of the company's common stock outstanding of which 12,151,400 are free trading shares.

MARKET FOR COMMON STOCK

         The common stock is traded in the over-the-counter market and quoted on the OTC EBB under the symbol "SDRT" and quoted in the pink sheets published by the National Quotations Bureau.

         Our common shares are designated as "penny stock" and thus may be more illiquid. The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Exchange
Act), which regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our common shares are subject to the penny stock rules, persons holding or receiving such shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of shareholders to sell their stock in any secondary market.

         The trading volume in the Common Stock has been and is extremely limited. The limited nature of the trading market can create the potential for significant changes in the trading price for the Common Stock as a result of relatively minor changes in the supply and demand for Common Stock and perhaps without regard to our business activities. Because of the lack of specific transaction information and our belief that quotations are particularly sensitive to actual or anticipated volume of supply and demand, we do not believe that such quotations are reliable indicators of a trading market for the Common Stock.

         The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

         Subject to the above limitations, we believe that during the four fiscal quarters preceding the date of this filing, the high and low sales prices for the Common Stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions).

QUARTER ENDED                               HIGH              LOW

September 30, 2003                          1.08              0.25
December 31, 2003                           0.99              0.16
March 31, 2004                              0.37              0.07
June 30, 2004                               0.23              0.08

September 30, 2004                          0.20              0.14
December 31, 2004                           0.16              0.11
March 31, 2005                              0.17              0.09

Note: There were no trades in our common stock prior to August 2003.

         On June 10, 2005, there were approximately 87 stockholders of record of the Company's Common Stock.

         We have not paid any dividends to date. We can make no assurance that our proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, we anticipate that we will use any funds available to finance the growth of our operations and that we will not pay cash dividends to stockholders. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and financial condition and other relevant factors.

                             Executive Compensation

         The following table reflects compensation paid to our officers and directors for the fiscal year ended June 30, 2004.

                                        Annual Compensation                 Long Term Compensation Awards
                                                                                      Securities
                                                                        Restricted    Underlying
Name and                                                                   Stock       Options/       LTIP        All Other
Principal           Year        Salary         Bonus         Other        Awards         SARS       Payouts     Compensation
Position             (1)          ($)           ($)           ($)           ($)           (#)         ($)            ($)
----------------  --------   ------------   -----------    ---------   ------------- ------------- ------------ ------------------

Deren Smith,        2004        $4,000        $93,200          -            $0             -           -              -
President &
Director

Kevin Arave,        2004        $7,500        $45,250          -            $0             -           -              -
Secretary/
Treasurer &
Director


     (1) For the fiscal year ended June 30, 2004. There was no compensation for these officers for the fiscal year ended June 30, 2003.

COMPENSATION OF DIRECTORS

         Persons who are directors and employees will not be additionally compensated for their services as a director. There is no plan in place for compensation of persons who are directors who are not employees, but it is expected that in the future we will create a remuneration and expense reimbursement plan. It is anticipated that such a plan would be primarily based on stock issuances or stock options.

OTHER COMPENSATION ARRANGEMENTS

         We currently do not have any other compensation arrangements. We may implement some form of compensation plan in the future for the purpose of compensating employees or consultants.

Employment Agreements

         We do not presently have employment agreements with any of our executive officers.





                          Index to Financial Statements

                                                                   PAGE

Report of Mantyla McReynolds independent accountants               F-2

Balance Sheet for the year ended June 30, 2004                     F-3

Consolidated Statements of Operations for the years ended June 30,
2004 and June 30, 2003 and inception to June 30, 2004              F-4

Consolidated Statements of Stockholders' Equity for period from
(Inception) through June 30, 2004                                  F-5

Consolidated Statements of Cash Flows for the years ended June 30, 2004
and June 30, 2003 and inception to June 30, 2004                   F-6

Notes to Financial Statements                                      F-7

Balance Sheet for the quarter ended March 31, 2005                 Q-2

Consolidated Statements of Operations for the three and nine months ended
March 31, 2005 and 2004                                            Q-3

Condensed Consolidated Statements of Cash Flows for the nine months
ended March 31, 2005                                               Q-5

Notes to Quarterly Financial Statements                            Q-6

                  Changes in and disagreements with accountants
                     on accounting and financial disclosure

         On October 16, 2003, we filed a Form 8-K with the Securities and Exchange Commission reporting that we changed our Independent Accountants as of October 14, 2003. The following information was filed in that current report:

         (a)(i) On October 14, 2003, Source Direct Holdings, Inc., formerly Global Tech Capital Corp. (the "Parent Company"), dismissed Richard M. Prinzi, Jr. as its independent accountant.

         (ii) The reports of Richard M. Prinzi, Jr. on the Parent Company's financial statements for the fiscal years ended June 30, 2003 and 2002 contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles, except for the "going concern" paragraph included in the report of the independent accountant dated September 15, 2003.

         (iii) The Board of Directors approved the dismissal on October 14, 2003. The Parent Company has no audit or similar committee.

         (iv) In connection with the Parent Company's audits for its two most recent fiscal years, and for the period up to the date of dismissal, the Parent Company has had no disagreements with Richard M. Prinzi, Jr. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Richard M. Prinzi, Jr. would have caused him to make reference thereto in his report on the financial statements of the Company for such years.

         (v) The Parent Company requested that Richard M. Prinzi, Jr. furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. Such letter has been furnished and filed with the SEC.

         (b)(i) The Parent Company engaged Mantyla McReynolds as its new independent accountant effective October 14, 2003.

         During the Parent Company's two most recent fiscal years and through the date of our annual report for the fiscal year ended June 30, 2004, neither the Parent Company, nor anyone on its behalf, has consulted with Mantyla McReynolds regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Parent Company's financial statements, and neither a written report nor oral advice was provided to the Parent Company that Mantyla McReynolds concluded was an important factor considered by the Parent Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B.

                          INDEX TO FINANCIAL STATEMENTS


                                TABLE OF CONTENTS


                                                                       PAGE


Report of Independent Registered Public Accounting Firm                 F-2

Balance Sheet - June 30, 2004                                           F-3

Statements of Operations for the years ended June 30, 2004
  and for the period from Inception (July 8, 2002) through
  June 30, 2004                                                         F-4

Statement of Stockholders' Equity for the period from Inception
  (July 8, 2002) through June 30, 2004                                  F-5

Statements of Cash Flows for the years ended June 30, 2004
  and 2003 and for the period from Inception (July 8, 2002)
  through June 30, 2004                                                 F-6

Notes to Financial Statements                                           F-7

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004

             Report of Independent Registered Public Accounting Firm


Board of Directors and Stockholders
Source Direct Holdings, Inc.
Idaho Falls, Idaho

We have audited the accompanying balance sheet of Source Direct Holdings, Inc. [a development stage company] as of June 30, 2004, and the related statements of operations, stockholders' equity/(deficit), and cash flows for the period from inception [July 8, 2002] through June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Source Direct Holdings, Inc. as of June 30, 2004, and the results of operations and cash flows for the period from inception [July 8, 2002] through June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Source Direct Holdings, Inc. will continue as a going concern. As discussed in Note E to the financial statements, the Company has accumulated losses and has not had significant operations since inception. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note E. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.


Mantyla McReynolds, LLC

August 31, 2004
Salt Lake City, Utah

                          Source Direct Holdings, Inc.
                                  Balance Sheet
                                  June 30, 2004


                                     ASSETS

Current assets:
  Cash and cash equivalents                                       $     955
  Accounts receivable                                                20,245
  Inventory                                                          72,847
                                                                  ---------
       Total current assets                                          94,047

Property & equipment, net - Notes A & D                              47,497

Other assets:
  Intangible Assets, net of amortization - Note D                   110,528
                                                                  ---------
       Total other assets                                           110,528

                                                                  ---------
TOTAL ASSETS                                                      $ 252,072
                                                                  =========


                      LIABILITIES AND STOCKHOLDERS'EQUITY

Current liabilities:
  Equipment Loans                                                 $  15,602
  Accrued expenses                                                   23,302
  Shareholder loans - Note G                                         36,563
                                                                  ---------
       Total current liabilities                                     75,467
                                                                  ---------
            Total liabilities                                        75,467
Stockholders' equity:
Equity - Note B
  Common stock, par value $0.001 per share; 200,000,000
    shares authorized; 69,281,400 issued and outstanding             69,281

  Additional Paid in Capital                                        669,219
  Deficit accumulated during the development stage                 (561,895)
                                                                  ---------
            Total stockholders' equity                              176,605
                                                                  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 252,072
                                                                  =========


                See accompanying notes to financial statements.

                          Source Direct Holdings, Inc.
                            Statements of Operations
          For the years ended June 30, 2004 and 2003 and for the period from inception [July 8, 2002] through June 30, 2004

                                                                                                   From Inception
                                                                                                  [7/8/02] through
                                                              2004                 2003            June 30, 2004
                                                        ----------------     ----------------     ----------------
Revenue                                                 $         21,734     $           --       $         21,734
Cost of sales                                                     11,200                 --                 11,200
                                                        ----------------     ----------------     ----------------
Gross operating profit                                            10,534                 --                 10,534
General and administrative expenses                              549,104               23,235              572,339
                                                        ----------------     ----------------     ----------------
      Income (loss) from operations                             (538,570)             (23,235)
(561,805)

Other income (expense):
  Interest income                                                   --                   --                   --
  Interest expense                                                  --                   --                   --
                                                        ----------------     ----------------     ----------------
       Total other income (expense)                                 --                   --                   --
                                                        ----------------     ----------------     ----------------
Loss from continuing operations before income taxes             (538,570)             (23,235)
(561,805)
  Provision for income taxes                                          60                   30                   90
                                                        ----------------     ----------------     ----------------
Loss from continuing operations                                 (538,630)             (23,265)
(561,895)
                                                        ----------------     ----------------     ----------------
Net loss                                                $       (538,630)    $        (23,265)    $
(561,895)
                                                        ================     ================     ================


Loss per share basic and diluted:
 Net loss per share-basic and diluted                   $          (0.01)    $          (0.01)    $
(0.01)
                                                        ================     ================     ================

Weighted average number of common shares
  outstanding-basic and diluted                               50,822,329           38,020,000           41,948,368
                                                        ================     ================     ================



                See accompanying notes to financial statements.

                          Source Direct Holdings, Inc.
                       Statements of Stockholders' Equity
                  For the period from Inception [July 8, 2002]
                              through July 30, 2004

                                                                                               Deficit
                                                                                             Accumulated        Total
                                             Number of                        Additional       During        Stockholders'
                                               Common           Common         Paid in       Development        Equity
                                               Shares           Stock          Capital          Stage           (Deficit)
                                            ------------     ------------    ------------    ------------    ------------
Balance July 8, 2002                                --       $       --      $       --      $       --      $       --

Issued stock at $1.00 per share                    2,000            2,000            --              --             2,000

Net Loss for period                                 --               --              --           (23,265)        (23,265)

                                            ------------     ------------    ------------    ------------    ------------
Balance June 30, 2003                              2,000            2,000            --           (23,265)        (21,265)
                                            ============     ============    ============    ============    ============

Recall Source Direct shares from 2003             (2,000)          (2,000)           --               --           (2,000)

Recapitalization at Merger with
  Global-Tech Capital Corp                    67,681,400           67,681         520,819            --           588,500

Issued shares at $.09375 per share             1,600,000            1,600         148,400            --           150,000

Net Loss for period                                 --               --              --          (538,630)       (538,630)

                                            ------------     ------------    ------------    ------------    ------------
Balance June 30, 2004                         69,281,400     $     69,281    $    669,219    $   (561,895)   $    176,605
                                            ============     ============    ============    ============    ============



                See accompanying notes to financial statements.

                          Source Direct Holdings, Inc.
            Consolidated Statements of Cash Flows For the years ended
                    June 30, 2004 and 2003 and for the period
               from inception [July 8, 2002] through June 30, 2004

                                                                                            From
                                                                                          Inception
                                                                                          [7/8/02]
                                                                                           through
                                                                2004          2003         6/30/04
                                                              ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Loss from continuing operations                               $(538,630)    $ (23,265)    $(561,895)
Adjustments to reconcile net loss to net
cash used in continuing operations:
   Depreciation and amortization                                  8,006          --           8,006
Changes in operating assets and liabilities
   Increase in income taxes payable                                  30            30            60
   Increase in shareholder loan                                  35,245         1,318        36,563
   (Increase) in accounts receivable                            (20,246)         --         (20,246)
   (Increase) in inventory                                      (72,847)         --         (72,847)
   Increase in equipment loans                                   15,601          --          15,601
   Increase in payroll liabilities                               23,241          --          23,241
                                                              ---------     ---------     ---------

            Net cash used in operating activities              (549,599)      (21,917)     (571,516)


CASH FLOWS FROM INVESTING ACTIVITIES
   Equipment purchase                                           (51,030)         --         (51,030)
   Acquisition of intangible assets                            (115,000)         --        (115,000)
                                                              ---------     ---------     ---------

            Net cash used in investing activities              (166,030)         --        (166,030)


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of  Stock                                736,500         2,000       738,500
Net borrowing (payments) on long-term debt                      (20,000)       20,000          --
                                                              ---------     ---------     ---------

            Net cash provided by financing activities           716,500        22,000       738,500
                                                              ---------     ---------     ---------

            NET INCREASE (DECREASE) IN CASH                         871            83           955

CASH AT BEGINNING OF YEAR                                            84          --            --
                                                              ---------     ---------     ---------
CASH AT END OF YEAR                                           $     955     $      83     $     955
                                                              =========     =========     =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                                     $    --       $    --       $    --
   Cash paid for income taxes                                 $    --       $    --       $    --


                See accompanying notes to financial statements.

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004


NOTE A    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Company Background

          Source Direct, Inc. ("SDI"), was incorporated under the laws of the State of Idaho on July 8, 2002. Since its inception, SDI was in the business of promoting and marketing cleaning products and supplies, and developing new products. Since its inception, SDI has been a development stage company.

          On October 14, 2003, SDI, the predecessor of the Company, merged with a wholly owned subsidiary of Global Tech Capital Corp. ("GTCC"), a publicly traded Nevada corporation which was incorporated on July 21, 1998. As a result of the merger, SDI was the surviving entity, and became a wholly owned subsidiary of GTCC. GTCC's name was then changed to Source Direct Holdings, Inc.

          References in these financial statements to the "Company" refer to Source Direct Holdings, Inc., and its subsidiary, Source Direct, Inc., unless otherwise stated.

          Statement of Cash Flows

          Cash is comprised of cash on hand and on deposit with banks. The Company has $955 as of June 30, 2004.

          Income Taxes

          The Company applies Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting For Income Taxes," which requires the asset and liability method of accounting for income taxes. The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. (See Note C below.)

          Inventory

          Inventory is valued at the lower of cost or market (net realizable value) using the first-in, first-out (FIFO) method. The major categories of inventory are as follows.


                                                  Current Value
                                                  -------------
                      Raw Materials               $      46,863
                      Work in Process                     2,051

                      Finished Goods                     23,933
                                                  -------------
                            Total Inventory       $      72,847
                                                  =============

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004


NOTE A    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

          Net Loss Per Common Share

          In accordance with Financial Accounting Standard No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. During the years ended June 30, 2004 and 2003, there were no common share equivalents outstanding.

          Revenue Recognition

          The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin No. 101 ("SAB 101", "Revenue Recognition in Financial Statements." SAB 101 clarifies application of U. S. generally accepted accounting principles to revenue transactions. Revenue from product sales is recognized when goods are delivered to the customer. Revenue from promotional and marketing services is recognized when earned. The Company records accounts receivable for sales which have been completed but for which money has not been collected. The balance uncollected as of June 30, 2004 was $20,246. The Company has had no bad debt recorded to date therefore they do not recognize an allowance for doubtful accounts. For customer purchases paid in advance, the Company records a liability until products are shipped. There was no unearned revenue as of June 30, 2004.

          Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Property and equipment

          Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated as follows:

                                        Depreciation          Estimated
                      Asset                Method            useful life
               -------------------     ---------------     ---------------

               Furniture                Straight-line           7 years
               Equipment                Straight-line           7 years
               Office Equipment         Straight-line           5 years

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004


NOTE A    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

          Intangible assets

          The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142 addresses the accounting and reporting for acquired goodwill and other intangible assets. The Company's intangible assets consist of formulas, trademarks and trade names. The intangible assets are being amortized over their useful life of 15 years. Amortization expense for the years ended June 30, 2004 and 2003, were approximately $4,472 and $0, respectively. Amortization expense for the next five years is expected to be $7,667 each year.


NOTE B    ISSUANCE OF COMMON SHARES

          On October 14, 2003, a reverse merger transaction occurred with Global-Tech Capital Corp., and 67,681,400 shares of common stock were issued. Of those shares of common stock 12,151,400 were the beginning shares of GTCC., and 55,530,000 shares of common stock were issued to shareholders of Source Direct, Inc. at a rate of 1.5 shares of GTCC stock for each share of Source Direct, Inc.

          On March 31, 2004, the Company issued 1,600,000 shares of common stock to private investors for $150,000 or $.09375 per share.


NOTE C    ACCOUNTING FOR INCOME TAXES

          No provision has been made in the financial statements for income taxes because the Company has accumulated losses from operations since inception. Any deferred tax benefit arising from the operating loss carried forward is offset entirely by a valuation allowance because it is currently not likely that the Company will be sufficiently profitable in the near future to take advantage of the losses.

                         Deferred tax assets                  Balance        Tax       Rate
           -----------------------------------------------    --------    ---------    ----

           Federal Loss carryforward (expires through 2023)   $561,895      $84,284     15%
           State Loss carryforward (expires through 2018)      561,895       42,704    7.6%
           Valuation allowance                                            (126,988)
                                                                          --------
                                     Deferred tax asset                   $      0
                                                                          ========

          The allowance has increased $121,732 from $5,256 from June 30, 2003. The amount shown on the balance sheet for taxes payable represents the annual minimum franchise amount due to the State of Idaho.

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004


NOTE D    PROPERTY AND EQUIPMENT

          The major categories of property and equipment are as follows:

                                                                     Accumulated
                                                                   Depreciation/
                                               Total         Amortization     June 30, 2004
                                            ------------     ------------     -------------
          Office Equipment                  $     18,043     $      2,164     $      15,879
          Furniture & Fixtures                       450               49               401
          Equipment                               32,537            1,321            31,216
          Intangibles                            115,000            4,472           110,528
                                            ------------     ------------     -------------
            Net property and equipment      $    166,030     $      8,006     $     158,024
                                            ============     ============     =============

          Depreciation expense was $3,534 in 2004, and $0 in 2003. Amortization expense was $4,472 in 2004, and $0 in 2003.


NOTE E    GOING CONCERN

          The Company has accumulated losses since inception totaling $561,895 and is still developing operations as of June 30, 2004. Financing for the Company's limited activities to date has been provided primarily by the issuance of stock, by advances from stockholders (see NOTE F) and by borrowing funds(see NOTE E). The Company's ability to achieve a level of profitable operations and/or additional financing impacts the Company's ability to continue as it is presently organized. Management continues to develop its planned principal operations. Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.


NOTE F    NOTES PAYABLE

          The Company has borrowed funds, for operating purposes, from an individual. The terms of the note include 10 payments of $1,000 at 0% interest until March 1, 2005. The loan is secured by a Symbiosis packing machine which is used during the production of the cleaning solution.

          The Company has borrowed funds, for operating purposes, from an individual. The loan is secured by a label applicator, due on demand and non-interest bearing. The Company paid cash for this machine in August of 2004.

                          Source Direct Holdings, Inc.
                          [A Development Stage Company]
                          Notes to Financial Statements
                                  June 30, 2004


NOTE G    RELATED PARTY TRANSACTION

          During the period ended June 30, 2004, Company stockholders used personal funds to pay Company expenses. These stockholder loans are considered to be short-term and are non-interest bearing. The net amount owed to the stockholders by the Company, as of June 30, 2004, was $36,563.


NOTE H    SUBSEQUENT EVENTS

          Subsequent to the Company's fiscal year end June 30, 2004, the Company entered into agreements with consultants to whom they had issued shares of common stock for services. Pursuant to these agreements, the Company rescinded the grants of certain shares issued and canceled an aggregate of 9,000,000 shares of common stock which had been issued in connection with the merger with GTCC and for services to be rendered subsequent to the merger. The grants were rescinded and the shares were canceled because management felt that the shares had been issued in amounts that were inconsistent with the value of the services provided.

                         QUARTERLY FINANCIAL INFORMATION


                          SOURCE DIRECT HOLDINGS, INC.
                      Condensed Consolidated Balance Sheet
                                 March 31, 2005
                                   (Unaudited)


                              ASSETS
Current Assets
     Cash                                                               $          1,312
     Undeposited Funds                                                               178
     Trade Receivables                                                           103,574
     Inventory                                                                   342,119
     Employee Advance                                                              5,437
                                                                        -----------------
Total Current Assets                                                             452,620

Property and Equipment
     Property and equipment                                                       82,888
     Less: Accumulated Depreciation                                              (10,350)
Net Property and Equipment                                                        72,538
Other Assets
     Formula, Trademark, Trade-name                                              115,000
     Accumulated Amortization                                                    (11,049)
Net Other Assets                                                                 103,951

TOTAL ASSETS                                                            $        629,109
                                                                        =================

                LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                                                   $         87,638
     Equipment Loans (current)                                                     1,000
     Payroll Liabilities                                                          20,228
     Taxes Payable                                                                     -
Total Current Liabilities                                                        108,865

Long-Term Liabilities
     Note Payable - Daren Nelson                                                  35,000
Total Long-Term Liabilities                                                       35,000

Total Liabilities                                                                143,865

Stockholders' Equity
     Common Stock -- $.001 par value; 200,000,000 shares
        authorized; 71,986,000 issued and
        outstanding                                                               71,986
     Additional paid-in capital                                                1,416,494
     Accumulated deficit                                                      (1,003,236)
Total Stockholders' Equity                                                       485,244
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                $        629,109

                       See accompanying notes to financial
                                  statements.

                          SOURCE DIRECT HOLDINGS, INC.
             Condensed Consolidated Statements of Operations For the
                three month periods ended March 31, 2005 and 2004
                                   (Unaudited)




                                            For the Three              For the Three
                                            Months Ended               Months Ended
                                           March 31, 2005             March 31, 2004

Revenues                                     $        120,711           $              -
Cost of Goods Sold                                     38,327                          -
  Gross Profit                                         82,385                          -

General and admin. Expense                            169,930                    100,858

Operating Loss                                        (87,545)                  (100,858)

Interest income                                             -                          -
Interest expense                                            -                          -
Gain/(loss) on asset sales                                  -                          -
Income taxes                                                -                          -

Net Loss before extraordinary                         (87,545)                  (100,858)
Extraordinary gain, net                                     -                          -

Net Loss                                     $        (87,545)          $       (100,858)

Net Loss per share                           $          (0.01)          $          (0.01)

Weighted Average Number
  of shares outstanding                            71,945,956                 58,839,642



                       See accompanying notes to financial
                                  statements.

                          SOURCE DIRECT HOLDINGS, INC.
             Condensed Consolidated Statements of Operations For the
                nine month periods ended March 31, 2005 and 2004
                                   (Unaudited)


                                            For the Nine               For the Nine
                                            Months Ended               Months Ended
                                           March 31, 2005             March 31, 2004

Revenues                                     $        190,117         $              -
Cost of Goods Sold                                     72,103                        -
  Gross Profit                                        118,015                        -

General and admin. Expense                            559,356                  427,588

Operating Loss                                       (441,341)                (427,588)

Interest income                                             -                        -
Interest expense                                            -                        -
Gain/(loss) on asset sales                                  -                        -
Income taxes                                                -                        -

Net Loss before extraordinary                        (441,341)                (427,588)
Extraordinary gain, net                                     -                        -

Net Loss                                     $       (441,341)        $       (427,588)

Net Loss per share                           $         (0.01)         $          (0.01)

Weighted Average Number
  of shares outstanding                            71,945,956               39,444,964


                       See accompanying notes to financial
                                  statements.

                          SOURCE DIRECT HOLDINGS, INC.
             Condensed Consolidated Statements of Cash Flows For the
                nine month periods ended March 31, 2005 and 2004
                                   (Unaudited)


                                                               For the Nine                  For the Nine
                                                               Months Ended                  Months Ended
                                                              March 31, 2005                March 31, 2004

Cash Flow Used for Operating Activities

     Net Loss                                               $           (471,348)       $         (427,588)

  Adjustments to Reconcile net loss to to net
        cash used for operating activities:
     Depreciation                                                          6,816
     Amortization Expense                                                  6,577                         -
     (Increase)/Decrease in Trade Receivables                            (83,328)                        -
     (Increase) in undeposited funds                                        (178)                        -
     Increase in Inventory                                              (239,266)                  (42,707)
     Increase in employee advance                                         (5,437)                        -
     Increase in accounts payable                                         87,638                     4,809
                                                                                                         -
     Increase/(Decrease) in payroll Liabilities                           (3,014)                        -
     (Decrease) in income taxes payable                                      (60)                        -

Net Cash Flows Used for Operating Activities                            (701,600)                 (465,486)

Cash Flows used for Investing Activities
     Purchase equipment                                                  (31,857)                   (8,490)
     Acquisition of Intangible Assets                                          -                  (115,000)
Net Cash Flows Used for Investing Activities                             (31,857)                 (123,490)

Cash Flows used for Financing Activities
     Decrease in Shareholder Loans                                       (36,563)                   (1,318)
     Decrease in equipment loans                                         (14,602)                        -
     Increase in Note Payable                                             35,000                   (20,000)
     Issued stock for cash                                               749,980                   736,500
Net Cash Flows Used for Financing Activities                             733,815                   715,182

Net Increase / (Decrease in cash                                             357                   126,206
Beginning Cash Balance                                                       955                        83

Ending Cash Balance                                         $              1,312        $          126,289


                       See accompanying notes to financial
                                  statements.

                          Source Direct Holdings, Inc.
              Notes to Condensed Consolidated Financial Statements
                                 March 31, 2005
                                   (Unaudited)

Note 1                  ORGANIZATION AND INTERIM FINANCIAL STATEMENTS
                        ---------------------------------------------

         Interim financial statements-The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles for complete financial statements generally accepted in the United States of America. In the opinion of management, the accompanying consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position as of March 31, 2005 and 2004. There has not been any change in the significant accounting policies of Source Direct Holdings, Inc., for the periods presented. The results of operations for the three months ended March 31, 2005, are not necessarily indicative of the results for a full-year period. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission (the "SEC").


Note 2                    INVENTORY
                          ---------

         Inventories are stated at lower of cost or market and consist of the following:


                                   3/31/05
                                  -----------
Materials                         $  32,119
                                  -----------
                 Total            $  342,119
                                  ===========

                                Table of Contents

Summary about Source Direct
         and this offering                                              2
Risk factors                                                            5
Use of proceeds                                                         7
Determination of offering price                                         7
Selling Shareholders                                                    7
Plan of distribution                                                   11
Regulation M                                                           12
Legal Proceedings                                                      13
Directors, executive officers, promoters and
         control persons                                               13
Security ownership of certain beneficial
         owners and management                                         14
Description of common stock                                            14
Commission's position on indemnification
         for Securities Act liabilities                                15
Certain relationships and related
         transactions                                                  15
Description of business                                                16
Recent Developments                                                    20
Management's discussion and analysis
         or plan of operation                                          21
Forward-looking statements                                             24
Description of Property                                                24
Market for common equity and related
         stockholder matters                                           25
Executive compensation                                                 26
Index to financial statements                                          27
Changes in and disagreements with
         accountants on accounting
         and financial disclosure                                      27

                              --------------------

Dealer Prospectus Delivery Obligation. Until September 21, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

















                          Source Direct Holdings, Inc.

                                   38,261,126
                                     SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                               -------------------

                                  June 23, 2005



                                       29

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